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                                                                    EXHIBIT 23.2



                                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
XM Satellite Radio Holdings Inc. and Subsidiaries:



We consent to the incorporation by reference in the registration statements (Nos. 33-72852, 33-34250, 33-91714, 333-30099, 333-53253, 333-71423, 333-81459,
333-84391, and 333-88807) on Forms S-3 and S-8 of American Mobile Satellite Corporation of our report dated February 16, 2000, except for Note 14 which is as of March 15, 2000, with respect to the consolidated balance sheets of XM Satellite Holdings Inc. and Subsidiaries (a development stage company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from December 15, 1992 (date of inception) to December 31, 1999 which report appears in the December 31, 1999 annual report on Form 10-K of American Mobile Satellite Corporation.

Our report, dated February 16, 2000, except for Note 14 which is as of March 15, 2000, contains an explanatory paragraph that states that the Company has not commenced operations and is dependent upon additional debt or equity financings which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                             /s/ KPMG LLP
                                             -----------------------



McLean, Virginia
March 30, 2000